SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
                 UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE
                        ACT OF 1934 OR SUSPENSION OF DUTY
                         TO FILE REPORTS UNDER SECTIONS
                         13 AND 15(D) OF THE SECURITIES
                            AND EXCHANGE ACT OF 1934

                        Commission File Number 001-14694

                           Banco RIO DE LA PLATA S.A.
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             (Exact name of Registrant as specified in its charter)

               BARTOLOME MITRE 480, (1036) BUENOS AIRES, ARGENTINA
                                (54-11) 4341-1337
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    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

           8.75% CLASS IV NEGOTIABLE OBLIGATIONS DUE DECEMBER 15, 2003
    ------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      NONE
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          (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)       [ ]              Rule 12h-3(b)(1)(ii)       [ ]
Rule 12g-4(a)(1)(ii)      [ ]              Rule 12h-3(b)(2)(i)        [X]
Rule 12g-4(a)(2)(i)       [X]              Rule 12h-3(b)(2)(ii)       [ ]
Rule 12g-4(a)(2)(ii)      [ ]              Rule 15d-6                 [X]
Rule 12h-3(b)(1)(i)       [ ]

Approximate number of holders of record as of the certification or notice date:
26

         Pursuant to the requirements of the Securities Exchange Act of 1934, Banco Rio de la Plata S.A has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Dated: March 26, 2003                   By:     /s/  Hernan Santolalla
                                                --------------------------------
                                        Name:   Hernan Santolalla
                                        Title:  Sub-Gerente Department